Exhibit 99.1

             Zale Announces Comparable Store Sales Increase of 3.5%



    DALLAS--(BUSINESS WIRE)--May 5, 2005--Zale Corporation (NYSE:ZLC), North America's largest specialty retailer of fine jewelry, today reported that for the third quarter ended April 30, 2005, comparable store sales increased 3.5%. Total revenues for the period were $516 million compared to last year's third quarter revenues of $483 million, an increase of 6.7%.
    For the fiscal year-to-date, total revenues increased 3.3% to $1.911 billion, compared to $1.849 billion for the same period last year. On a year-to-date basis, comparable store sales increased 0.4%.
    "These sales results reflect the momentum in the business as we position our brands appropriately to capture their share of the market," commented Mary L. Forte, President and Chief Executive Officer. "During the quarter, each brand had a positive comparable store sales increase and capitalized on its opportunities beginning with the Valentine's Day period. Supported by a solid bridal category, we maintained this performance throughout the remainder of the period."
    Zale Corporation will announce its third quarter fiscal 2005 earnings results on May 17, 2005. A conference call will be held at 9:00 a.m. Eastern Time. Parties interested in participating should dial 706-643-7467 five minutes prior to the scheduled start time. A webcast of the call, as well as a replay, will be available on the Company's Web site at www.zalecorp.com. For additional information, contact Investor Relations.
    Zale Corporation is North America's largest specialty retailer of fine jewelry operating approximately 2,330 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation's brands include Zales Jewelers, Zales Outlet, Gordon's Jewelers, Bailey Banks & Biddle Fine Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Through its ZLC Direct organization, Zale also operates online at www.zales.com and www.baileybanksandbiddle.com. Additional information on Zale Corporation and its brands is available at www.zalecorp.com.
    This release contains forward-looking statements, including statements regarding the Company's results of operating and merchandising and marketing strategies. Forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the results expressed in the forward-looking statements. These factors include, but are not limited to: if the general economy performs poorly, discretionary spending on goods that are, or are perceived to be, "luxuries" may not grow and may even decrease; the concentration of a substantial portion of the Company's sales in three, relatively brief selling seasons means that the Company's performance is more susceptible to disruptions; most of the Company's sales are of products that include diamonds, precious metals and other commodities, and fluctuations in the availability and pricing of commodities could impact the Company's ability to obtain and produce products at favorable prices; the Company's sales are dependent upon mall traffic; the Company operates in a highly competitive industry; changes in regulatory requirements or in the Company's private label credit card arrangement with Citi may increase the cost of or adversely affect the Company's operations and its ability to provide consumer credit and write credit insurance; acquisitions involve special risks, including the possibility that the Company may not be able to integrate acquisitions into its existing operations. For other factors, see the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended July 31, 2004. The Company disclaims any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances.



    CONTACT: Zale Corporation, Dallas
             David H. Sternblitz
             Vice President and Treasurer
             972-580-5047